As filed with the Securities and Exchange Commission on November 10, 2011

Registration No. 333-174160

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 8 TO
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WHITESMOKE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7372	75-2988839
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Kehilat Saloniki 11, 2nd Floor
Tel Aviv, Israel, 69513
011-972-3-637-6800

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Hilla Ovil Brenner
Chief Executive Officer
Kehilat Saloniki 11, 2nd Floor
Tel Aviv, Israel, 69513
+972-3-637-6800

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

Yvan-Claude Pierre, Esq. Daniel I. Goldberg, Esq. Reed Smith LLP 599 Lexington Avenue New York, NY 10022 Telephone: (212) 521-5400 Fax: (212) 521-5450	Adrian Daniels, Adv. Orly Tsioni, Adv. Yigal Arnon & Co. 1 Azrieli Center Round Tower, 46th Floor Tel Aviv, Israel, 67021 Telephone: 011-972-3-608-7851 Fax: 011-972-3-608-7713	David Alan Miller, Esq. Brian L. Ross, Esq. Jeffrey M. Gallant, Esq. Graubard Miller 405 Lexington Avenue, 19th Floor New York, NY 10174 Telephone: (212) 818-8800 Fax: (212) 818-8881	Chaim Y. Friedland, Adv. Benjamin J. Waltuch, Adv. Gornitzky & Co. 45 Rothschild Blvd. Tel Aviv, Israel 65784 Telephone: 011-972-3-710-9191 Fax: 011-972-3-560-6555

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(6)
Common Stock, par value $0.01 per share(2)			$23,000,000	$2,670.30
Common Stock, par value $0.01 per share(3)(5)			$400,275	$46.46
Common Stock, par value $0.01 per share(4)(5)			$1,213,667	$150.84
Total			$24,613,942	$2,867.60

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	Includes shares which the underwriters have the right to purchase to cover over-allotments, if any.
(3)	Represents shares of the Registrant’s common stock issuable to the Selling Stockholders upon conversion of the convertible loans issued in the January 2011 bridge financing, which shares are being registered for resale hereby.
(4)	Represents shares of the Registrant’s common stock issuable to the Selling Stockholders upon exercise of warrants issued in the January 2011 bridge financing, which warrants are being registered for resale hereby.
(5)	Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of the anti-dilution provisions contained in the convertible loans and warrants.
(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

WhiteSmoke, Inc. (the “Company”) is filing this Amendment No. 8 (this “Amendment”) to its Registration Statement on Form S-1 (Registration No. 333-174160) (the “Registration Statement”) solely to update the disclosure made within Item 15 of Part II of the Registration Statement and to file Exhibit 5.2. The remainder of the Registration Statement is unchanged and has therefore been omitted.

1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Amount To Be Paid
SEC registration fee	$2,867.60
FINRA filing fee	$2,961.39
The NASDAQ Capital Market listing fee	$50,000
Transfer agent’s fees	$3,500
Printing and engraving expenses	$100,000
Legal fees and expenses	$750,000
Accounting fees and expenses	$400,000
Blue Sky fees and expenses	*
Miscellaneous	$340,671.01
Total	$1,650,000

*	Each of the amounts set forth above, other than the Registration fee, the FINRA filing fee and the listing fee, is an estimate.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated by-laws provide for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

In addition, we have entered into indemnification agreements with our directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15. Recent Sales of Unregistered Securities.

Since January 2008, the Registrant has sold the following securities without registration under the Securities Act:

On January 31, 2008, we issued 106,209 shares of Series C Preferred Stock to several of our stockholders, for an aggregate amount of $1,062,085 in cash at a purchase price of $10.00 per share. The sale and issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid with respect to such sales.

In May 2008, we issued Kreos Capital III Limited a warrant to purchase 20,000 shares of our Series C Preferred stock in connection with a loan made to us by Kreos. The sale and issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid with respect to such sales. The warrants were terminated in November 2009 in connection with the amendment of our loan facility.

On June 30, 2009, we issued 42,780 shares of Series C Preferred stock to several of our stockholders, for an aggregate amount of $427,795 in cash at a purchase price of $10 per share, along with warrants exercisable for 9,196 shares of Series C Preferred Stock. The sale and issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid with respect to such sales.

In August 2009, as part of the Alfabetic Purchase agreement, the Company issued 68,568 shares of restricted common stock with a vesting period of 18 months to two of Alfabetics’ shareholders. The sale and issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid with respect to such sales.

On November 1, 2009, we issued notes convertible into 163,598 shares of Series D Preferred Stock to several of our stockholders for an aggregate amount of $931,786 in cash at a purchase price of $5.6956 per share of Series D Preferred Stock. The sale and issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid with respect to such sales.

On June 15, 2010, we issued notes convertible into 132,875 shares of Series D Preferred Stock to certain of our stockholders and other investors for an aggregate amount of $756,457 in cash at a purchase price of $5.6956 per share of Series D Preferred Stock, along with warrants exercisable for 270,346 shares of Series D Preferred Stock. The sale and issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid with respect to such sales.

In October 2010, the convertible notes issued in November 2009 and June 2010 were converted into 296,472 shares of our Series D Preferred Stock. Each of our preferred shareholders who also participated in both our investment round for the purchase of our shares of Series C Preferred stock in June 2009, and the convertible loan agreements converted their Series C Preferred Shares into a number of Series D Preferred Shares, calculated by dividing their original investment in Series C Preferred Stock by $5.6956, for an aggregate total of 296,408 shares of Series D Preferred Stock.

On January 30, 2011, we issued notes convertible into shares of either Series D Preferred Stock, or shares of common stock (in connection with this initial public offering), for an aggregate amount of $992,687 in cash, along with warrants exercisable for shares of our common stock, based on a 50% coverage ratio or an aggregate of 124,963 shares. The sale and issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance on Regulation D and Regulation S of the Securities Act. We paid an aggregate of $50,563.91 in underwriting commissions to EarlyBirdCapital and Rodman & Renshaw, LLC with respect to such sales.

In connection with the foregoing, the Company relied upon the exemption from securities registration afforded by Rule 506 of Regulation D under the Securities Act, and/or Section 4(2) of the Securities Act, and/or Section 4(6) of the Securities Act and/or Regulation S of the Securities Act. In reliance upon the exemption under Regulation D, no advertising or general solicitation was employed in offering the securities and the issuances were made only to accredited investors and transfer of the securities was restricted in accordance with the requirements of the Securities Act. In reliance upon the exemption under Regulation S, no advertising or general solicitation was employed in offering the securities and the issuances were made only to investors who were non-U.S. Persons and transfer of the securities was restricted in accordance with the requirements of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
1.1	Form of Underwriting Agreement**
3.1	Form of Amended and Restated Certificate of Incorporation**
3.2	Form of Amended and Restated By-Laws**
4.1	Form of Common Stock Certificate**
4.2	Registration Rights Agreement among WhiteSmoke, Inc., Evolution Venture Capital Fund (Israel) LP and Evolution Venture Capital Fund (Exempt) LP**
5.1	Opinion of Reed Smith LLP**
5.2	Opinion of Reed Smith LLP relating to Selling Securityholder Shares
10.1	Agreement between WhiteSmoke, Inc. and Alfabetic (AB.) Technologies Ltd., Mr. Oded Broshi, Mr. Arie Kopelman and Kopelman Ltd., dated June 30, 2009.**
10.2	Preferred Stock Purchase Agreement between WhiteSmoke, Inc. and Kopelman, Ltd., dated June 30, 2009.**
10.3	Series B Preferred Stock Purchase Agreement between WhiteSmoke, Inc., the purchasers named therein and the other parties named therein, dated December 6, 2006.**
10.4	Convertible Loan Agreement between WhiteSmoke, Inc. and those holders listed on Exhibit A thereto, dated November 1, 2009.**
10.5	First Amendment to Convertible Loan Agreement between WhiteSmoke, Inc. and those holders listed on Exhibit A thereto, dated June 2010.**
10.6	Convertible Loan Agreement between WhiteSmoke, Inc. and those holders listed on Exhibit A thereto, dated June 2010.**
10.7	Convertible Loan Agreement between WhiteSmoke, Inc. and those holders listed on Exhibit A thereto, dated January, 2011.**
10.8	Amended and Restated Investors’ Rights Agreement, dated June 30, 2009.**
10.9	WhiteSmoke, Inc. Write Technologies — Research & Development Ltd. 2003 Stock Option Plan.**
10.10	WhiteSmoke, Inc. Write Technologies — Research & Development Ltd. 2006 Stock Option Plan.**
10.11	WhiteSmoke, Inc. 2011 Stock Incentive Plan.**
10.12	Agreement For the Provision of A Loan Facility of Up To $1.5M between Kreos Capital III Limited and WhiteSmoke Israel Ltd. (Venture Loan Agreement), dated April 2008.**
10.13	Amendment to Agreement For the Provision of A Loan Facility of Up To $1.5M between Kreos Capital III Limited and WhiteSmoke Israel Ltd., dated November 30, 2009.**
10.14	Amendment #2 to Agreement For the Provision of A Loan Facility of Up To $1.5M between Kreos Capital III Limited and WhiteSmoke Israel Ltd., dated June 13, 2010.**
10.15	Distribution Agreement between WhiteSmoke and Kreos Capital III Limited, dated November 30, 2009.**
10.16	Amendment #1 to Distribution Agreement between WhiteSmoke and Kreos Capital III Limited, dated June 14, 2010.**
10.17	Debenture — Floating Charge Unlimited in Amount Between WhiteSmoke Ltd. and Kreos Capital III Limited, dated April 2008.**
10.18	Employment Agreement between WhiteSmoke, Inc., WhiteSmoke Israel Ltd. and Hilla Ovil Brenner, dated as of July 1, 2011.**
10.19	Employment Agreement between WhiteSmoke, Inc., WhiteSmoke Israel Ltd. and Itay Meroz, dated as of July 1, 2011.**
10.20	Employment Agreement between WhiteSmoke, Inc., WhiteSmoke Israel Ltd. and Liran Brenner, dated as of July 1, 2011.**
10.21	Employment Agreement between WhiteSmoke Israel Ltd. and Asaf Hanukaev dated May 5, 2010.**

Exhibit Number	Description
10.22	Letter of Intent between WhiteSmoke, Inc. and Zugo Limited, dated February 25, 2010.†**
10.23	Amendment to Letter of Intent between WhiteSmoke, Inc. and Zugo Limited, dated November, 2010.†**
10.24	Engagement Letter between WhiteSmoke, Inc. and Karen Sarid dated as of September 18, 2011.**
10.25	Engagement Letter between WhiteSmoke, Inc. and Yaron Adler dated as of October 24, 2011.**
10.26	Promotion and Distribution Agreement between WhiteSmoke, Inc. and Google Inc, effective as of August 1, 2011†**
10.27	Irrevocable Undertaking Agreement between WhiteSmoke, Inc. and Yair Goldfinger, dated August 18, 2011**
10.28	Amendment to Employment Agreement between WhiteSmoke, Inc., WhiteSmoke Israel Ltd. and Hilla Ovil Brenner, dated as of October 10, 2011**
10.29	Amendment to Employment Agreement between WhiteSmoke, Inc., WhiteSmoke Israel Ltd. and Itay Meroz, dated as of October 10, 2011**
10.30	Loan Agreement between WhiteSmoke, Inc. and those holders listed on Exhibit A thereto, dated October 11, 2011.**
10.31	Amended and Restated Investors’ Rights Agreement, dated January 2011.**
10.32	Form of Director and Officer Indemnification Agreement between WhiteSmoke, Inc. and each of its directors and officers.**
21.1	Subsidiaries of the Registrant**
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global**
23.2	Consent of Reed Smith LLP (included in Exhibit 5.1)**
23.3	Consent of Reed Smith LLP (included in Exhibit 5.2)
24.1	Power of Attorney (included on signature page)
99.1	Consent of Karen Sarid**
99.2	Consent of Yaron Adler**

*	To be filed by amendment.
**	Previously filed.
†	Confidential treatment requested as to redacted portions.

(b) No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increases or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 promulgated under the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(D) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Tel Aviv, Israel, on the 10th day of November, 2011.

WHITESMOKE, INC.
By: /s/ Hilla Ovil Brenner Name: Hilla Ovil Brenner Title: Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hilla Ovil Brenner and Itay Meroz, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Hilla Ovil Brenner Hilla Ovil Brenner	Chief Executive Officer and Director (principal executive officer)	November 10, 2011
/s/ Itay Meroz Itay Meroz	Chief Financial Officer (principal financial officer and principal accounting officer)	November 10, 2011
* Ram Vromen	Director	November 10, 2011
*By: /s/ Hilla Ovil Brenner Hilla Ovil Brenner Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement**
3.1	Form of Amended and Restated Certificate of Incorporation**
3.2	Form of Amended and Restated By-Laws**
4.1	Form of Common Stock Certificate**
4.2	Registration Rights Agreement among WhiteSmoke, Inc., Evolution Venture Capital Fund (Israel) LP and Evolution Venture Capital Fund (Exempt) LP**
5.1	Opinion of Reed Smith LLP**
5.2	Opinion of Reed Smith LLP relating to Selling Securityholder Shares
10.1	Agreement between WhiteSmoke, Inc. and Alfabetic (AB.) Technologies Ltd., Mr. Oded Broshi, Mr. Arie Kopelman and Kopelman Ltd., dated June 30, 2009.**
10.2	Preferred Stock Purchase Agreement between WhiteSmoke, Inc. and Kopelman, Ltd., dated June 30, 2009.**
10.3	Series B Preferred Stock Purchase Agreement between WhiteSmoke, Inc., the purchasers named therein and the other parties named therein, dated December 6, 2006.**
10.4	Convertible Loan Agreement between WhiteSmoke, Inc. and those holders listed on Exhibit A thereto, dated November 1, 2009.**
10.5	First Amendment to Convertible Loan Agreement between WhiteSmoke, Inc. and those holders listed on Exhibit A thereto, dated June 2010.**
10.6	Convertible Loan Agreement between WhiteSmoke, Inc. and those holders listed on Exhibit A thereto, dated June 2010.**
10.7	Convertible Loan Agreement between WhiteSmoke, Inc. and those holders listed on Exhibit A thereto, dated January, 2011.**
10.8	Amended and Restated Investors’ Rights Agreement, dated June 30, 2009.**
10.9	WhiteSmoke, Inc. Write Technologies — Research & Development Ltd. 2003 Stock Option Plan.**
10.10	WhiteSmoke, Inc. Write Technologies — Research & Development Ltd. 2006 Stock Option Plan.**
10.11	WhiteSmoke, Inc. 2011 Stock Incentive Plan.**
10.12	Agreement For the Provision of A Loan Facility of Up To $1.5M between Kreos Capital III Limited and WhiteSmoke Israel Ltd. (Venture Loan Agreement), dated April 2008.**
10.13	Amendment to Agreement For the Provision of A Loan Facility of Up To $1.5M between Kreos Capital III Limited and WhiteSmoke Israel Ltd., dated November 30, 2009.**
10.14	Amendment #2 to Agreement For the Provision of A Loan Facility of Up To $1.5M between Kreos Capital III Limited and WhiteSmoke Israel Ltd., dated June 13, 2010.**
10.15	Distribution Agreement between WhiteSmoke and Kreos Capital III Limited, dated November 30, 2009.**
10.16	Amendment #1 to Distribution Agreement between WhiteSmoke and Kreos Capital III Limited, dated June 14, 2010.**
10.17	Debenture — Floating Charge Unlimited in Amount Between WhiteSmoke Ltd. and Kreos Capital III Limited, dated April 2008.**
10.18	Employment Agreement between WhiteSmoke, Inc., WhiteSmoke Israel Ltd. and Hilla Ovil Brenner, dated as of July 1, 2011.**
10.19	Employment Agreement between WhiteSmoke, Inc., WhiteSmoke Israel Ltd. and Itay Meroz, dated as of July 1, 2011.**
10.20	Employment Agreement between WhiteSmoke, Inc., WhiteSmoke Israel Ltd. and Liran Brenner, dated as of July 1, 2011.**
10.21	Employment Agreement between WhiteSmoke Israel Ltd. and Asaf Hanukaev dated May 5, 2010.**
10.22	Letter of Intent between WhiteSmoke, Inc. and Zugo Limited, dated February 25, 2010.†**
10.23	Amendment to Letter of Intent between WhiteSmoke, Inc. and Zugo Limited, dated November, 2010.†**
10.24	Engagement Letter between WhiteSmoke, Inc. and Karen Sarid dated as of September 18, 2011.**
10.25	Engagement Letter between WhiteSmoke, Inc. and Yaron Adler dated as of October 24, 2011.**

E-1

Exhibit Number	Description
10.26	Promotion and Distribution Agreement between WhiteSmoke, Inc. and Google Inc, effective as of August 1, 2011†**
10.27	Irrevocable Undertaking Agreement between WhiteSmoke, Inc. and Yair Goldfinger, dated August 18, 2011**
10.28	Amendment to Employment Agreement between WhiteSmoke, Inc., WhiteSmoke Israel Ltd. and Hilla Ovil Brenner, dated as of October 10, 2011**
10.29	Amendment to Employment Agreement between WhiteSmoke, Inc., WhiteSmoke Israel Ltd. and Itay Meroz, dated as of October 10, 2011**
10.30	Loan Agreement between WhiteSmoke, Inc. and those holders listed on Exhibit A thereto, dated October 11, 2011.**
10.31	Amended and Restated Investors’ Rights Agreement, dated January 2011.**
10.32	Form of Director and Officer Indemnification Agreement between WhiteSmoke, Inc. and each of its directors and officers.**
21.1	Subsidiaries of the Registrant**
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global**
23.2	Consent of Reed Smith LLP (included in Exhibit 5.1)**
23.3	Consent of Reed Smith LLP (included in Exhibit 5.2)
24.1	Power of Attorney (included on signature page)
99.1	Consent of Karen Sarid**
99.2	Consent of Yaron Adler**

*	To be filed by amendment
**	Previously filed.
†	Confidential treatment requested as to redacted portions.

E-2